Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Service Providers – Independent Registered Public Accounting Firm”, “Exhibit A – Form of Agreement and Plan of Reorganization- Representations and Warranties”, and “Exhibit C – Financial Highlights of the Recovery Fund and the Quest Fund” in the Prospectus/Proxy Statement of Franklin Mutual Recovery Fund and Franklin Mutual Quest Fund which is included in this Registration Statement on Form N-14.

We also consent to the references to our firm: (1) under the caption “Financial Highlights” in the Prospectus of Franklin Mutual Recovery Fund dated August 1, 2014, which was filed on Form N-2 with the Securities and Exchange Commission in Post-Effective Amendment No. 7 (File No. 333-144926) and incorporated by reference in the Prospectus/Proxy which is included in this Registration Statement on Form N-14; and (2) under the captions "Goals, Strategies, and Risks – Policies and Procedures Regarding the Release of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information of Franklin Mutual Recovery Fund dated August 1, 2014, which was filed on Form N-2 with the Securities and Exchange Commission in Post-Effective Amendment No. 7 (File No. 333-144926) and incorporated by reference in the Statement of Additional Information which is included in this Registration Statement on Form N-14.

We also consent to the incorporation by reference of our reports, dated May 20, 2014 on the financial statements and financial highlights of Franklin Mutual Recovery Fund as of March 31, 2014 and dated February 18, 2015, on the financial statements and financial highlights of Franklin Mutual Quest Fund (a series of Franklin Mutual Series Funds) as of December 31, 2014, which are included in this Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 13, 2015